Exhibit 10.1

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

FLUENCE ENERGY, LLC

Dated as of October 27, 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN FLUENCE ENERGY, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND ANY HOLDER OF SUCH INTERESTS.

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Schedule A	Member Schedule

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THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of FLUENCE ENERGY, LLC, a Delaware limited liability company (the “Company”), dated as of October 27, 2021 (the “Restatement Date”), by and among the Company, FLUENCE ENERGY, INC., a Delaware corporation (“PubCo”, as the Managing Member as defined below), and the Members (as defined below).

W I T N E S E T H:

WHEREAS, the Company was formed as a limited liability company under the Act by the filing a Certificate of Formation with the Secretary of State of the State of Delaware on June 30, 2017;

WHEREAS, AES Grid Stability, LLC (“AES”), a limited liability company duly organized and validly existing under the laws of Delaware, and Siemens Industry, Inc. (“Siemens”), a corporation duly organized and validly existing under the laws of Delaware, executed the Amended and Restated Limited Liability Company Agreement of the Company on January 1, 2018 (the “A&RLLCA”), which was further amended by that certain Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement, dated June 29, 2020 (“Amendment No. 1”) and that certain Amendment No. 2 to the Amended and Restated Limited Liability Company Agreement, dated December 27, 2020 (“Amendment No. 2”, and the A&RLLCA as amended by Amendment No. 1 and Amendment No. 2, the “Prior Agreement”);

WHEREAS, the Company amended and restated the Prior Agreement in its entirety, and entered into that certain Second Amended & Restated Limited Liability Company Agreement, dated as of June 9, 2021 (the “Second Restated Agreement”), pursuant to which AES and Siemens remained Class A Members, certain Persons were admitted as Class B Members and certain provisions regarding the rights, powers and interests of the Members with respect to the Company and their Membership Interests therein were revised, which the Class A Members and the Class B Members executed in their capacity as members (including pursuant to consents and joinders thereto) (collectively, the “Pre-IPO Members”);

WHEREAS, in connection with the IPO (as defined below), the Company is, substantially concurrently with the execution of this Agreement, a party to a series of reorganization transactions with PubCo (the “Transactions”) and various other parties pursuant to which, among other matters, (i) Fluence Energy Merger Sub, LLC, a wholly-owned subsidiary of PubCo, merged with and into QIA Florence Holding LLC (“QIA Blocker”), with QIA Blocker surviving (the “Merger”), with shares of Class A Common Stock being issued to QIA Blocker’s sole member, Qatar Holding LLC, in consideration for the Merger and (ii) subsequently, QIA Blocker was merged with and into PubCo, with PubCo surviving, and PubCo was admitted as a Pre-IPO Member;

WHEREAS, in connection with the IPO, the Company, PubCo and the other Pre-IPO Members have authorized the conversion of certain of the Original Units (as defined below) into Common Units (as defined below), to be held by PubCo, AES and Siemens (collectively, the “Recapitalization”) as set forth herein;

WHEREAS, PubCo will sell shares of its Class A Common Stock to public investors in the IPO and will contribute the net proceeds received from the IPO (the “IPO Net Proceeds”) to the Company in exchange for newly issued Common Units pursuant to the IPO Common Unit Subscription Agreement and issue shares of its Class B Common Stock to AES and Siemens; and

WHEREAS, in connection with the foregoing matters, the Company and the Members desire to continue the Company without dissolution and amend and restate the Second Restated Agreement in its entirety as of the date hereof to reflect, among other things, (a) the Recapitalization, (b) the addition of PubCo as a Member and its designation as sole Managing Member of the Company and (c) the other rights and obligations of the Members, the Company and PubCo, in each case, as provided and agreed upon in the terms of this Agreement as of the date hereof, at which time the Second Restated Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Second Restated Agreement is hereby amended and restated in its entirety and the Company, PubCo and the other Members, each intending to be legally bound, each hereby agree as follows:

Article I.

DEFINITIONS AND USAGE

Section 1.01            Definitions.

(a)            The following terms shall have the following meanings for the purposes of this Agreement:

“Act” has the meaning set forth in Section 8.04.

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Restatement Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)            credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)            debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“AES” shall have the meaning assigned to such term in the recitals of this Agreement.

“AES Initial Member” means AES.

“AES Member” means collectively, the AES Initial Member and any Subsequent Transferee of the AES Initial Member (unless the AES Member notifies the Managing Member prior to any Transfer that such Subsequent Transferee shall not be an AES Member, in which case such Person shall be deemed a Member) and any Affiliate of the AES Member who becomes a Member in accordance with the provisions of this Agreement. In the event that the AES Member refers to multiple Persons, any action required or permitted to be taken or determination required or permitted to be made by the AES Member shall require the approval of one or more Persons holding a majority of the Common Units held by all AES Members.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such first specified Person; provided, that for purposes of this Agreement, (i) no Member (or equityholder of such Member) shall be deemed to be an Affiliate of any other Member (or equityholder of such Member) solely by virtue of this Agreement and (ii) the Company, on the one hand, and each of the Members (and each equityholder of any such Member), on the other hand, shall not be deemed to be Affiliates of each other solely by virtue of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Available Cash” means, as of a particular date, the amount of cash on hand which the Managing Member, in its reasonable discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts that the Managing Member, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities (including any Trading Policy) to which the applicable Redeeming Member is subject (or may be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Business Day” means any day excluding Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by Law or other governmental action to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.

“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)            the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property, as determined by the Managing Member; and

(b)            the Carrying Values of all Properties may, as determined by the Managing Member, be adjusted to equal their respective fair market values in accordance with Section 5.02(c).

In the case of any Property that has a Carrying Value that differs from its adjusted basis for U.S. federal income tax purposes, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Cash Settlement” means, with respect to any Redemption, immediately available funds in U.S. dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Common Unit Redemption Price.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Change of Control” means the occurrence of any of the following events:

(a)            any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of PubCo (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of PubCo entitled to vote;

(b)            the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets (including a sale of all or substantially all of the assets of the Company);

(c)            there is consummated a merger or consolidation of PubCo with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(d)            PubCo ceases to be the sole Managing Member of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Change of Control Exchange Date” has the meaning set forth in Section 9.06(a).

“Class A Common Stock” means, as applicable, (a) Class A common stock, $0.00001 par value per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) Class B common stock, $0.00001 par value per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” means a limited liability company interest in the Company, designated herein as a “Common Unit.”

“Common Unit Redemption Price” means, with respect to any Redemption Date, the price for a share of Class A Common Stock on the Stock Exchange, as reported on bloomberg.com or such other reliable source as determined by the Managing Member in good faith, at the close of trading on the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. In the event the shares of Class A Common Stock are not publicly traded at the time of a Redemption, then the Managing Member shall determine the Common Unit Redemption Price in good faith.

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” has, with respect to taxable periods beginning after December 31, 2017, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods beginning on or before December 31, 2017, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 6.01(a).

“Confidential Information” has the meaning set forth in Section 12.11.

“Control” (including the terms “Controlling” and “Controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Controlled Entities” has the meaning set forth in Section 10.02(c)(ii).

“Covered Person” means (i) each Member or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, equityholder, member, partner, employee, representative, agent or trustee of a Member or an Affiliate thereof, in each case in such capacity, and (iii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of the Managing Member, the Company or an Affiliate controlled thereby of, in each case in such capacity.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0), Depreciation with respect to such asset shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Direct Redemption” has the meaning set forth in Section 9.01(c).

“Dissolution Event” has the meaning set forth in Section 11.01(c).

“Election Notice” has the meaning set forth in Section 9.01(a).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by PubCo.

“Equity Securities” means, as applicable, (a) any capital stock, membership interests or other share capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of units (or shares), recapitalization, merger, consolidation or other reorganization.

“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Exchange Act” means the Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.

“Expenses” has the meaning set forth in Section 10.02(c)(ii).

“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Managing Member (or, if pursuant to a Liquidation, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“Fiscal Year” means (i) the Company’s fiscal year, which shall initially be the twelve (12) month period ending on September 30 of each year and which may be changed from time to time as determined by the Managing Member; and, (ii) for purposes of the allocations described in Article V, any other tax period for which such allocations will be made.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof and the SEC, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Indemnification Sources” has the meaning set forth in Section 10.02(c)(ii).

“Indemnitee-Related Entities” has the meaning set forth in Section 10.02(c)(ii)(A).

“Initial Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the execution hereof, the amount of which is set forth on the Member Schedule.

“IPO” means the initial underwritten public offering of shares of PubCo’s Class A Common Stock.

“IPO Common Unit Subscription” has the meaning set forth in Section 3.04(b).

“IPO Common Unit Subscription Agreement” means that certain Common Unit Subscription Agreement, dated as of or about the date of this Agreement, by and between PubCo and the Company.

“IPO Net Proceeds” has the meaning set forth in the Recitals.

“IPO Unit Redemption” has the meaning set forth in the Recitals.

“Jointly Indemnifiable Claims” has the meaning set forth in Section 10.02(c)(ii)(B).

“Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, in each case, as amended unless expressly specified otherwise.

“Liquidation” means a liquidation or winding up of the Company.

“Managing Member” means (i) PubCo so long as PubCo has not withdrawn as the Managing Member pursuant to Section 7.02 and (ii) any successor thereof appointed as Managing Member in accordance with Section 7.02.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the PubCo Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the PubCo Board.

“Member” means any Person named as a Member of the Company on Schedule A and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member Schedule” has the meaning set forth in Section 3.01(b).

“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)            any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b)            any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c)            gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(d)            in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(e)            to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f)             if the Carrying Value of any Company asset is adjusted in accordance with clause (b) of the definition of Carrying Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g)            notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Officers” has the meaning set forth in Section 7.05(a).

“Original Units” means the (i) Class A Common Units of the Company as of immediately prior to the Recapitalization, (ii) Class A-1 Common Units of the Company as of immediately prior to the Recapitalization, and (iii) Class B Common Units as of immediately prior to the Recapitalization.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law and other official guidance interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law).

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of Common Units owned of record thereby and (ii) the denominator of which is the aggregate number of Common Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Permitted Transferees” means any person or entity to whom a Member is permitted to transfer such Common Units pursuant to Section 8.02 of this Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity.

“Pre-IPO Members” has the meaning set forth in the Recitals.

“Prime Rate” means the rate of interest from time to time identified by The Wall Street Journal, as being the “prime” rate (or if The Wall Street Journal does not identify such a rate, the “prime” rate as identified by another newspaper of national circulation).

“Process Agent” has the meaning set forth in Section 12.05(a).

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“PubCo” has the meaning set forth in the Preamble.

“PubCo Board” means the board of directors of PubCo.

“PubCo Approved Change of Control” means any Change of Control of PubCo that meets the following conditions: (i) such Change of Control was approved by the board of directors of PubCo prior to such Change of Control, (ii) such Change of Control results in an early termination of and acceleration of payments under the Tax Receivable Agreement, (iii) the terms of such Change of Control provide for the consideration for the Units in such Change of Control to consist solely of (A) freely and immediately tradeable common equity securities of an issuer listed on a national securities exchange and/or (B) cash and (iv) if such common equity securities would be Registrable Securities (as defined in the Registration Rights Agreement) of such issuer for any stockholder party to the Registration Rights Agreement, the issuer of such listed equity securities has become a party thereto as a successor to PubCo effective upon closing of such Change of Control.

“PubCo Approved Recap Transaction” has the meaning set forth in Section 9.06(b).

“PubCo Modified Distribution Amount” has the meaning set forth in Section 5.03(e)(ii).

“Recapitalization” has the meaning set forth in the Recitals.

“Redeemed Units” has the meaning set forth in Section 9.01(a).

“Redeeming Member” has the meaning set forth in Section 9.01(a).

“Redemption” has the meaning set forth in Section 9.01(a).

“Redemption Date” has the meaning set forth in Section 9.01(a).

“Redemption Notice” has the meaning set forth in Section 9.01(a).

“Redemption Right” has the meaning set forth in Section 9.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or about the date hereof, by and among PubCo, certain stockholders of PubCo and the Members (as it may be amended from time to time in accordance with its terms).

“Regulatory Allocations” has the meaning set forth in Section 5.04(c).

“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or Members.

“Restatement Date” has the meaning set forth in the Preamble.

“Restricted Person” has the meaning set forth in that certain letter agreement dated as of the date hereof by and among the Company, AES and Siemens.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“Siemens” shall have the meaning assigned to such term in the recitals of this Agreement.

“Siemens Initial Member” means Siemens.

“Siemens Member” means collectively, the Siemens Initial Member and any Subsequent Transferee of the Siemens Initial Member (unless the Siemens Member notifies the Managing Member prior to any Transfer that such Subsequent Transferee shall not be a Siemens Member, in which case such Person shall be deemed a Member) and any Affiliate of the Siemens Member who becomes a Member in accordance with the provisions of this Agreement. In the event that the Siemens Member refers to multiple Persons, any action required or permitted to be taken or determination required or permitted to be made by the Siemens Member shall require the approval of one or more Persons holding a majority of the Common Units held by all Siemens Members.

“Specified Audit” has the meaning set forth in Section 5.07(b).

“Specified Covenants” has the meaning set forth in Section 10.02(a).

“Sponsor Members” means AES and Siemens, provided that such Persons are Members.

“Stock Exchange” means the Nasdaq Stock Market or such other securities exchange or interdealer quotation system on which shares of Class A Common Stock are then listed or quoted.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among PubCo and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Subsequent Transferees” means, with respect to any Member, each Person that becomes a Substitute Member of the Company by virtue of such Person’s receiving all or a portion of its Units from such Member or from such Member’s Subsequent Transferees, in each case, in accordance with this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Tax Distribution” means a distribution made by the Company pursuant to Section 5.03(e)(i) or Section 5.03(e)(ii).

“Tax Distribution Amount” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for any Fiscal Year (or portion thereof) beginning on or after the Restatement Date (including, without duplication, the amount of any income required to be recognized by such Member pursuant to Section 951 of the Code, Section 951A of the Code or Section 956 of the Code, in each case, as a result of such Member’s ownership of interests in the Company), less prior taxable loss or deductions of the Company allocated to such Member for full or partial Fiscal Years commencing on or after the Restatement Date, in each case, as reasonably determined by the Managing Member over (ii) the cumulative distributions made to such Member after the Restatement Date pursuant to Section 5.03(e) with respect to Fiscal Years (including any portion thereof) beginning on or after the Restatement Date. The Tax Distribution Amount with respect to PubCo for a Fiscal Year shall in no event be less than an amount that will enable PubCo to meet its tax obligations and PubCo’s obligations pursuant to the Tax Receivable Agreement for the relevant Fiscal Year. The Tax Distribution Amounts of the Members shall be determined without taking into account the effects of Section 743(b) of the Code.

“Tax Rate” means the highest marginal tax rates for a corporation that is resident in the City of New York applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as or around the date hereof, by and among PubCo, the Company and the other parties thereto.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Policy” means any exchange and/or insider trading policy that may be established by PubCo, as may be amended from time to time.

“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); provided, that “Transfer” shall be deemed not to include (a) any transfer of equity securities of an entity holding (directly or indirectly) Units of the Company that (A) was not formed for the purpose of investing in the Company or (B) is an “alternative investment vehicle” of an investment fund that was not formed for the purpose of investing in the Company, or (b) any pledge to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements, between such third parties (or their affiliates or designees) and a Member and/or its affiliates or any similar arrangement relating to a financing agreement for the benefit of a Member and/or its affiliates. The terms “Transferring” and “Transferred” when used as verbs shall have their correlative meanings.

“Transferor Member” has the meaning set forth in Section 5.02(b).

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time, including temporary and (to the extent they can be relied upon) proposed regulations.

“Units” means Common Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unvested PubCo Shares” means shares of Class A Common Stock issuable pursuant to awards granted under any Equity Plan that are not Vested PubCo Shares.

“Value” means (a) for any stock option under any Equity Plan, the Market Price for the Trading Day immediately preceding the date of exercise of such stock option and (b) for any awards under any Equity Plan other than a stock option, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vested PubCo Shares” means the shares of Class A Common Stock issued pursuant to awards granted under any Equity Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Vesting Date” means the date on which a Person’s rights with respect to all or a portion of Class A Common Stock subject to an Equity Plan may become fully vested.

“Withholding Advances” has the meaning set forth in Section 5.06(b).

(b)            Each of the following terms is defined in the Section set forth opposite such term:

Section 1.02            Other Definitional and Interpretative Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

Article II.

THE COMPANY

Section 2.01            Continuation of the Company. The Company was originally formed on June 30, 2017, as a Delaware limited liability company by the filing of the Certificate with the Secretary of State of the State of Delaware (the filing of such certificate by an “authorized person” of the Company within the meaning of the Delaware Act, being hereby approved and ratified in all respects). The Persons listed on the Schedule of Members as of the date hereof hereby continue or are hereby admitted, as applicable, as the Members of the Company. This Agreement shall be effective on the Restatement Date. The Members as of the date hereof agree and acknowledge that this Agreement replaces the Second Restated Agreement, which is no longer in effect. The rights and obligations of the Members and the terms and conditions of the Company shall be governed by the Delaware Act and this Agreement. To the extent the Delaware Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern to the extent permitted by law. The Managing Member shall cause to be executed and filed on behalf of the Company all other instruments or documents, and shall do or cause to be done all such filing, recording, or other acts as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited liability company in Delaware and in the other states and jurisdictions in which the Company shall transact business.

Section 2.02           Name. The name of the Company shall be “Fluence Energy, LLC.” The name of the Company shall be the exclusive property of the Company, and no Member shall have any rights, commercial or otherwise, in the Company’s name or any derivation thereof. The Company’s name may be changed only by an amendment to the Certificate of the Company.

Section 2.03           Commencement and Term. The Company commenced on June 30, 2017 as a Delaware limited liability company and shall hereby continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement.

Section 2.04           Principal Place of Business. The principal place of business of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices (within or without the State of Delaware) as the Managing Member may designate from time to time.

Section 2.05           Registered Agent and Registered Office. The registered office of the Company required by the Delaware Act to be maintained in Delaware shall be the office identified in the Certificate, or such other office as the Managing Member may designate from time to time in the manner provided by law.

Section 2.06           Purposes. The purposes of the Company shall be to engage in any activity for which limited liability companies may be organized in the State of Delaware, all on the terms and conditions and subject to the limitations set forth in this Agreement. Subject to the Delaware Act and this Agreement, the Company shall operate in a manner similar to that of a Delaware corporation.

Section 2.07           Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.06.

Section 2.08           Partnership Tax Status. The Members agree that the Company shall be classified as a partnership for U.S. federal and applicable state and local tax purposes, and the Members and the Company agree that they shall refrain from making any elections under the Treasury Regulations or other applicable Law, filing any tax returns or reports, and otherwise taking any actions, in each case, that are inconsistent with such classification. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the immediately preceding sentence.

Section 2.09           Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Managing Member.

Section 2.10           Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.

Article III.

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01           Units; Admission of Members.

(a)            (i) In connection with the Transactions, PubCo acquired Original Units (which will be converted into Common Units pursuant to the Recapitalization in accordance with Section 3.04) and was admitted as a Member and (ii) PubCo will acquire additional Common Units pursuant to the IPO Common Unit Subscription Agreement. Each Member’s ownership interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, set forth in this Agreement.

(b)            The number and type of Units issued to each Member shall be set forth opposite such Member’s name on the schedule of Members of the Company held by the Company in its books and records (the “Member Schedule”). The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of Additional Members or Substitute Members and the resulting Percentage Interest of each Member. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(c)            No Member shall be required or, except as approved by the Managing Member and in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.

(d)            The Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series, in each case, having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve in its discretion. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances.

(e)            Unless the Managing Member otherwise directs, Units will not be represented by certificates.

Section 3.02           Substitute Members and Additional Members.

(a)            No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided, that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall, except as explicitly set forth herein, be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including Schedule A) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b)            If a Member shall Transfer all (but not less than all) of its Units, the Member shall thereupon cease to be a Member of the Company.

Section 3.03           Tax and Accounting Information.

(a)            Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managing Member in accordance with Law and to the extent applicable with accounting methods followed for federal income tax purposes. In making such decisions, the Managing Member may rely upon the advice of the independent accountants of the Company.

(b)            Records and Accounting Maintained. For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and for federal income tax purposes to the extent permitted under applicable Law.

(c)            Financial Reports.

(i)            The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Managing Member).

(ii)            In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to each Member:

(A)            not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B)            not later than forty five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d)            Tax Returns.

(i)             The Company shall timely cause to be prepared all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of any Member, the Company shall furnish to each Member a copy of such tax return.

(ii)            The Company shall furnish to each Member (a) as soon as reasonably practicable after the end of each Fiscal Year, information concerning the Company and its Subsidiaries reasonably required for the preparation of federal, state and local income tax returns of such Members (or any beneficial owner(s) of such Member), including a Schedule K-1 within one hundred fifty (150) days following the end of such Fiscal Year, indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and local income tax returns; provided, that the Managing Member shall use commercially reasonable efforts to provide estimates of such information believed by the Managing Member in good faith to be reasonable, (b) as soon as reasonably practicable after the close of the relevant fiscal period, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes (and, as soon as reasonably practicable but in no event later than five (5) business days prior to the applicable quarterly estimated tax payment due date, tax information necessary for the Members to make their quarterly estimated tax payments) and (c) as soon as reasonably practicable after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.

(e)            Inconsistent Positions. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position. Nothing in this Section 3.03(e) shall limit the other provisions of this Agreement and the Tax Receivable Agreement specifically providing for the tax characterization of transactions contemplated thereby.

Section 3.04           Recapitalization; PubCo’s Capital Contribution; PubCo’s Purchase of Common Units; the IPO Unit Redemption.

(a)            In order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Pre-IPO Members prior to the date hereof as set forth opposite the respective Pre-IPO Member in Schedule A are hereby converted, as of the date hereof, and after giving effect to such conversion and the other transactions related to the Recapitalization, into the number of Common Units, as applicable, set forth opposite the name of the respective Member on the Schedule of Members attached hereto as Schedule A (provided, for the avoidance of doubt, that the number of Common Units set forth on Schedule A shall include the Common Units issued to PubCo pursuant to the IPO Common Unit Subscription Agreement), and such Common Units are hereby issued and outstanding as of the date hereof and the holders of such Common Units are Members hereunder. Following the Recapitalization, the Company shall issue to PubCo, and PubCo will acquire 49,493,275 newly issued Common Units in exchange for a portion of the IPO Net Proceeds payable to the Company upon consummation of the IPO pursuant to the IPO Common Unit Subscription Agreement (the “IPO Common Unit Subscription”). For the avoidance of doubt, PubCo shall be admitted as a Member with respect to all Common Units it holds from time to time.

Section 3.05           Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business.

Article IV.

MANAGING MEMBER OWNERSHIP; RESTRICTIONS ON MANAGING MEMBER UNITS

Section 4.01           Managing Member Ownership.

(a)            Except as otherwise determined by the Managing Member, the Company and PubCo shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units and the Class A Common Stock to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by PubCo and / or any wholly-owned Subsidiary of PubCo, in the aggregate, and the number of outstanding shares of Class A Common Stock, in the aggregate, and (ii) a one-to-one ratio between the number of Common Units owned by each Member (other than PubCo), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Member in each case, disregarding, for purposes of maintaining the one-to-one ratio contemplated by clause (i) and clause (ii) above, (A) Unvested PubCo Shares (to the extent the shares of Class A Common Stock underlying the applicable award are not actually issued and outstanding), (B) treasury stock, and (C) preferred stock or other debt or equity securities (including, without limitation, warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by PubCo to the equity capital of the Company). Except as otherwise determined by the Managing Member, in the event PubCo issues, transfers or delivers from treasury stock or repurchases or redeems PubCo’s preferred stock in a transaction not contemplated in this Agreement, the Managing Member and PubCo shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, PubCo, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Managing Member) are in the aggregate substantially economically equivalent to the outstanding preferred stock of PubCo so issued, transferred, delivered, repurchased or redeemed. Except as otherwise determined by the Managing Member in its reasonable discretion, the Company and PubCo shall not undertake any subdivision (by any Common Unit split, stock split, Common Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock or Class B Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Class B Common Stock or Common Units, respectively, to maintain at all times (x) a one-to-one ratio between the number of Common Units owned by PubCo and / or any wholly-owned subsidiary of PubCo, in the aggregate, and the number of outstanding shares of Class A Common Stock, in the aggregate, or (y) a one-to-one ratio between the number of Common Units owned by each Member (other than PubCo), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Member, directly or indirectly, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by PubCo and / or any wholly owned subsidiary of PubCo, in the aggregate, and the number of outstanding shares of Class A Common Stock, in the aggregate, or the number of Common Units owned by Members (other than PubCo), directly or indirectly, and the number of outstanding shares of Class B Common Stock, as contemplated by the first sentence of this Section 4.01(a).

(b)            The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.01, this Section 4.01, Section 4.03 and Section 9.01. Subject to the foregoing, the Managing Member may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Managing Member shall determine and the Managing Member shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 4.01 without the requirement of any consent or acknowledgement of any other Member.

Section 4.02           Restrictions on Managing Member Units. Except as otherwise determined by the Managing Member in connection with the use of cash or other assets held by PubCo, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, then the Managing Member shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by PubCo, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by PubCo (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by PubCo; provided, if PubCo uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by PubCo for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 4.03           Equity Plans.

(a)            If at any time or from time to time, in connection with any Equity Plan, a stock option granted over shares of Class A Common Stock to a Person is duly exercised:

(i)             PubCo shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to PubCo by such exercising Person in connection with the exercise of such stock option.

(ii)            Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.03(a)(i), PubCo shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by PubCo in connection with the exercise of such stock option.

(iii)           PubCo shall receive in exchange for such Capital Contributions (as deemed made under Section 4.03(a)(ii)), a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(b)            If at any time or from time to time, in connection with any Equity Plan, any shares of Class A Common Stock are issued to a Person:

(i)             PubCo shall issue such number of shares of Class A Common Stock as are to be issued to such Person in accordance with the Equity Plan;

(ii)            on the Vesting Date, the following events will be deemed to have occurred: (1) PubCo shall be deemed to have sold such shares of Class A Common Stock to the Company for a purchase price equal to the Value of such shares of Class A Common Stock, (2) the Company shall be deemed to have delivered such shares of Class A Common Stock to such Person, (3) PubCo shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such Person is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii)           the Company shall issue to PubCo on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 4.03(b)(i) in consideration for a Capital Contribution that the Corporation is deemed to make to the Company pursuant to clause (3) of Section 4.03(b)(ii) above.

Article V.

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
DISTRIBUTIONS; ALLOCATIONS

Section 5.01           Capital Contributions.

(a)            From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in this Agreement.

(b)            Except as expressly provided herein or in the Act, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.

Section 5.02           Capital Accounts.

(a)            Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i)             Each Member listed on the Member Schedule shall be credited with the Initial Capital Account Balance set forth on the Member Schedule. The Member Schedule shall be amended by the Managing Member from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.02(a)(ii), 5.02(a)(iii), 5.02(a)(iv), 5.02(c) or otherwise.

(ii)            To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii)           To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv)          In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Managing Member shall reasonably determine that it is necessary to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members) to comply with the Code and Treasury Regulations, the Managing Member may (acting reasonably and in good faith) make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XI upon the dissolution of the Company. The Managing Member also may (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b)            Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c)            Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)) and (v) at other times as determined by the Managing Member; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above need not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member. The Company shall be entitled to take all actions necessary (as determined by the Managing Member) to comply with the provisions of the Code and Treasury Regulations relating to non-compensatory options.

(d)            No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e)            Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member, with appropriate adjustments if necessary to reflect the economic differences between Units.

Section 5.03           Amounts and Priority of Distributions.

(a)            Distributions Generally. Except as otherwise provided in Article XI, distributions shall be made to the Members as set forth in this Section 5.03, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine.

(b)            Distributions to the Members. Subject to Section 5.03(e) at such times and in such amounts as the Managing Member, in its sole discretion, shall determine, distributions shall be made to the Members in proportion to their respective Percentage Interests.

(c)            PubCo Distributions. Notwithstanding the provisions of Section 5.03(b), the Managing Member, in its sole discretion, may authorize that (i) cash be paid to PubCo (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Units held by PubCo to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of corresponding Equity Securities of PubCo in accordance with Article IV, and (ii) to the extent that the Managing Member determines that expenses or other obligations of PubCo are related to its role as the Managing Member or the business and affairs of PubCo that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to PubCo (which distributions shall be made without pro rata distributions to the other Members) in amounts required for PubCo to pay (w) operating, administrative and other similar costs incurred by PubCo, to the extent the proceeds are used or will be used by PubCo to pay expenses described in this clause (ii), and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of PubCo and any amounts that PubCo is required to pay pursuant to the Tax Receivables Agreement), (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, PubCo, (y) fees and expenses (including any underwriters’ discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by PubCo, as the Managing Member and (z) other fees and expenses in connection with the maintenance of the existence of PubCo. For the avoidance of doubt, distributions made under this Section 5.03(c) may not be used to pay or facilitate dividends or distributions on the common stock of PubCo and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.

(d)            Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as the Managing Member, in its sole discretion, shall determine based on their Fair Market Value as determined by the Managing Member in the same proportions as if distributed in accordance with Section 5.03(b). If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member.

(e)            Tax Distributions.

(i)             Notwithstanding any other provision of this Section 5.03 to the contrary (but subject to Section 5.03(e)(ii)), to the extent permitted by Law and consistent with the Company’s obligations to its creditors as determined by the Managing Member, to the extent out of Available Cash, the Company shall make cash distributions pursuant to this Section 5.03(e)(i) to each Member at least two (2) Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due (or at such other times as are necessary to permit the Members or their beneficial owners to discharge their U.S. federal, state and local estimated tax payment responsibilities, as reasonably determined by the Managing Member), in an amount equal to such Member’s Tax Distribution Amount (estimated on a quarterly basis by the Managing Member, taking into account estimated taxable income or loss of the Company through the end of the relevant quarterly period). A final accounting for Tax Distributions shall be made after the allocation of the Company’s actual net taxable income or loss has been determined for a fiscal year (or applicable portion thereof) and, unless otherwise determined by the Managing Member, any shortfall in the amount of Tax Distributions a Member received for such fiscal year based on such final accounting shall, to the extent permitted by law and consistent with the Company’s obligations to its creditors as determined by the Managing Member, be promptly distributed to such Member.

(ii)            To the extent a Member otherwise would be entitled to receive less than its Percentage Interest of the aggregate Tax Distributions to be paid pursuant to this Section 5.03(e) on any given date, then unless otherwise determined by the Managing Member and such Member acting reasonably and in good faith, the Tax Distributions to such Member shall be increased to ensure that all such Tax Distributions made pursuant to this Section 5.03(e) are made pro rata in accordance with the Members’ respective Percentage Interests. If, on a Tax Distribution date, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Tax Distributions pursuant to this Section 5.03(e) shall be made to the Members to the extent of available funds in accordance with the Tax Distributions that would have been paid to them had no such limitation existed and the Company shall make future Tax Distributions (pro rata in accordance with the Tax Distributions that would have been paid to the Members had no applicable limitation existed) promptly after funds become available sufficient to pay the remaining portion of Tax Distributions to which such Members would have been entitled had sufficient funds been available. In addition, notwithstanding the foregoing, to the extent that a Tax Distribution that would be made to PubCo exceeds the PubCo Modified Distribution Amount, the Managing Member may reduce the Tax Distribution payable to PubCo in an amount up to the amount of such excess (and, if there are insufficient funds on hand to distribute to the Members other than PubCo the full amount of the Tax Distributions to which such other Members are otherwise entitled, then the Managing Member shall, pursuant to this sentence, reduce the Tax Distribution payable to PubCo in an amount equal to the lesser of (i) the amount of such excess or (ii) the aggregate amount required to permit the other Members to receive Tax Distributions equal to the amount they would have received under this Section 5.03(e) were sufficient cash available to make full Tax Distributions under such provision, with the amount of any such reduction being paid as Tax Distributions to the other Members pro rata in accordance with the Tax Distributions to which such other Members are otherwise entitled). For purposes of this clause (ii), the “PubCo Modified Distribution Amount” shall mean the Tax Distribution Amount of PubCo, adjusted as determined by the Managing Member to (w) reflect the marginal combined corporate income tax rates to which PubCo is subject, (x) reflect any adjustments with respect to PubCo pursuant to Section 743(b) of the Code, (y) include any amounts that PubCo is required to pay pursuant to the Tax Receivable Agreement and (z) take into account other reductions or modifications as determined by the Managing Member. Any distributions paid pursuant to Section 5.03(b) during a fiscal year shall, to the extent of Tax Distributions otherwise required to be paid during such fiscal year, be treated as Tax Distributions paid during such fiscal year.

(iii)           Tax Distributions with respect to income or gain allocations made for periods (or portions thereof) beginning on or after the Restatement Date shall be treated as advances of amounts otherwise distributable to any Member pursuant to this Section 5.03 (other than this Section 5.03(e)) or Section 11.02(b)(i), and accordingly shall be applied against and reduce (without duplication) the next amounts that would otherwise be payable to such Member pursuant to such provisions (provided, that in no event will the distributions payable to PubCo in respect of Units transferred to PubCo in connection with a Redemption or Direct Redemption be increased or reduced (as compared to Common Units held by PubCo as of the date hereof) as a result of Tax Distributions made (or not made) in respect of such Units prior to their transfer to PubCo in connection with the applicable Redemption or Direct Redemption).

Section 5.04           Allocations.

(a)            Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 5.03(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 5.03(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b)            Special Allocations. The following special allocations shall be made in the following order:

(i)            Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)            Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)           Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.

(iv)          Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in accordance with their relative Percentage Interests.

(v)           Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi)          Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c)            Curative Allocations. The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(iv) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.04(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.04.

(d)            Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).

Section 5.05           Other Allocation Rules.

(a)            Interim Allocations Due to Percentage Adjustment. If the Members’ interests in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the Treasury Regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred interest to the extent consistent with Section 706 of the Code and the Treasury Regulations thereunder, and shall be made using any method permitted by Section 706 of the Code and such regulations as determined by the Managing Member. As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the transferred Units.

(b)            Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations Section 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using (unless otherwise determined by the Managing Member) the “traditional method”; provided, that with respect to the “forward” layer for any such Property contributed by any Pre-IPO Member, no method other than the “traditional method” described in Treasury Regulations Section 1.704-3(b) shall be used without the prior written consent of such Pre-IPO Member. Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

Section 5.06           Tax Withholding; Withholding Advances.

(a)            Tax Withholding.

(i)             If requested by the Managing Member, each Member shall, if able to do so, deliver to the Managing Member: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with Section 5.06(b).

(ii)            After receipt of a written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably requested and necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder, in each case, to the extent not adverse to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Relative Percentage Interests.

(b)            Withholding Advances. Subject to and without limitation of Section 5.06(c), to the extent PubCo or the Company is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., in connection with the delivery of consideration in connection with a Redemption, backup withholding, Section 1445 of the Code, Section 1446 of the Code or any “imputed underpayment” within the meaning of the Code or, in each case, similar provisions of state, local or other tax Law) (“Withholding Advances”), PubCo or the Company, as the case may be, may withhold such amounts and make such tax payments as so required. The Managing Member shall reasonably determine the portion of any “imputed underpayment” within the meaning of the Code that is attributable to each Member (including a former Member and such former Member’s assignee(s) or transferee(s)).

(c)            Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Managing Member be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d)            Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto). The obligations of a Member with respect to the repayment and reimbursement of Withholding Advances will survive the termination, liquidation, winding up and dissolution of the Company and will survive the partial or complete transfer or redemption of a Member’s interests in the Company.

Section 5.07           Tax Proceedings.

(a)            In representing the Company before any taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such that the Managing Member determines are reasonably expected to be material to such Members, the Company Representative shall, to the extent practicable and permitted under the circumstances, keep the Members promptly informed with respect to any such administrative and judicial proceedings. For the avoidance of doubt, nothing in this Section 5.07 shall prevent the Company (or any of its Subsidiaries) from taking actions explicitly provided to be taken by the Company pursuant to this Agreement (including for this purpose making an election pursuant to Section 754 of the Code (or analogous provisions of state or local Law)).

(b)            Without limiting the foregoing, the Company Representative shall give prompt written notice to the Sponsor Members of the commencement of any material audit or proceeding of the Company or any of its Subsidiaries with respect to U.S. income taxes, to the extent that such income taxes would “pass through” to the Sponsor Members for the applicable U.S. income tax purposes and are reasonably expected to have a disproportionate and material adverse impact on the Sponsor Members (a “Specified Audit”). The Company Representative shall (i) keep the Sponsor Members reasonably informed of the material developments and status of any such Specified Audit, (ii) permit each Sponsor Member (or its designee) to participate (including using separate counsel), in each case at the Sponsor Members’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify each Sponsor Members of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Company Representative or the Company shall promptly provide the Sponsor Members with copies of all material correspondence between the Company Representative or the Company (as applicable) and any Governmental Authority in connection with such Specified Audit and shall give the Sponsor Members a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit, which the Company Representative shall consider in good faith. The Company Representative shall obtain the prior written consent of each Sponsor Member (which consent shall not be unreasonably withheld, conditioned or delayed) before making an election under Section 6226(a) of the Code (or any analogous provision of U.S. state or local tax Law) with respect to any period ending on or before the Restatement Date.

Article VI.

CERTAIN TAX MATTERS

Section 6.01           Company Representative.

(a)            The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law; provided, that the Managing Member may appoint and replace the Company Representative. The Company Representative may also designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).

(b)            The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative. Subject to the other terms of this Agreement, the Company Representative is authorized to take such actions and execute and file all statements and forms on behalf of the Company that are approved by the Managing Member and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules. Each Member agrees to reasonably cooperate with the Company Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings.

Section 6.02           Tax Elections. Except as otherwise provided in this Agreement, the Managing Member and the Company Representative shall be entitled to cause the Company to make (or not make) any tax elections under applicable law; provided, that the Company shall make and maintain in effect an election under Section 754 of the Code for the taxable year that includes the Restatement Date and for subsequent years.

Article VII.

MANAGEMENT OF THE COMPANY

Section 7.01           Management by the Managing Member. Except as otherwise specifically set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of the Delaware Act. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Managing Member in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Managing Member shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Managing Member may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion the authority to sign agreements and other documents on behalf of the Company or any Subsidiary. The Managing Member shall have the exclusive power and authority, on behalf of the Company and its Subsidiaries to take such actions not inconsistent with this Agreement as the Managing Member deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries.

Section 7.02           Withdrawal of the Managing Member. PubCo may withdraw as the Managing Member and appoint as its successor at any time upon written notice to the Company (i) any wholly-owned Subsidiary of PubCo, (ii) any Person into which PubCo is merged or consolidated or (iii) any transferee of all or substantially all of the assets of PubCo, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person as Managing Member shall be effective unless PubCo and the new Managing Member provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.03           Decisions by the Members.

(a)            Other than the Managing Member, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.

(b)            Except as otherwise expressly provided herein in the Stockholders Agreement, no Member shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by PubCo, as Managing Member).

Section 7.04           Fiduciary Duties.

(a)            This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members (including without limitation, the Managing Member) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Member or Managing Member shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(b)            To the extent that, at law or in equity, any Member (including without limitation, the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including without limitation, the Managing Member) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including without limitation, the Managing Member).

(c)            The Managing Member may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such Person as to matters the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(d)            Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members, or (ii) in its “good faith” or under another expressed standard, such Managing Member shall act under such express standard and shall not be subject to any other or different standards.

Section 7.05           Officers.

(a)            Appointment of Officers. The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Managing Member determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b)            Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Managing Member from time to time.

(c)            Removal, Resignation and Filling of Vacancy of Officers. Unless otherwise set forth in the employment agreement of the applicable Officer, the Managing Member may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Managing Member.

Article VIII.

TRANSFERS OF INTERESTS

Section 8.01         Restrictions on Transfers.

(a)           Except as expressly permitted by Section 8.02, and subject to Section 8.01(b), Section 8.01(c) and Section 8.01(d) and/or any other agreement between such Member and the Company, PubCo or any of their respective controlled Affiliates, without the prior written approval of the Managing Member, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto. Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio.

(b)           Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:

(i)              the Transferor shall have provided to the Company prior notice of such Transfer;

(ii)             the Transferee shall agree in writing to be bound by this Agreement by signing and delivering to the Company a joinder substantially in a form acceptable to the Company;

(iii)            the Transfer shall comply with all applicable Laws;

(iv)            to the knowledge of the Transferee and Transferor after reasonable inquiry of the Company, the Transfer shall not impose material liability or material reporting obligations on the Company or any Member thereof in any jurisdiction, whether domestic or foreign, or result in the Company or any Member thereof becoming subject to the jurisdiction of any Governmental Authority anywhere, other than the Governmental Authorities in which the Company is then subject to such liability, reporting obligation or jurisdiction; and

(v)            such Transfer shall comply with Article IX (to the extent Article IX governs such Transfer of Units).

(c)            Notwithstanding any other provision of this Agreement to the contrary, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Managing Member, would cause the Company to (i) be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder or (ii) fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h) or for other safe harbor treatment under Section 7704 of the Code on which the Company intends to rely (as determined by the Managing Member).

(d)           Any Transfer of Units pursuant to this Agreement, including this Article VIII, shall be subject to the provisions of Section 3.01 and Section 3.02.

Section 8.02          Certain Permitted Transfers. Subject to compliance with Sections 8.01(b) through (d), following the Restatement Date (unless such time restriction is waived by the Managing Member in its sole discretion with respect to any proposed Transfer(s)), the following Transfers shall be permitted:

(a)           any Transfer pursuant to the terms of Article IX;

(b)          any Transfer contemplated by Section 9.06 in connection with a PubCo Approved Change of Control or PubCo Approved Recap Transaction;

(c)           in the case of the AES Member or the Siemens Member, any Transfer of all (but not less than all) of its respective Units to any Person other than a Restricted Person; and

(d)           any Transfer to an Affiliate of the applicable Member.

Section 8.03          Registration of Transfers. When any Units are validly Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 8.04          Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON _________ _____________, 2021, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FLUENCE ENERGY, LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND FLUENCE ENERGY, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY FLUENCE ENERGY, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Article IX.

REDEMPTION AND EXCHANGE RIGHTS

Section 9.01         Redemption Right of a Member.

(a)           Each Member (other than PubCo) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding any Common Units that are subject to vesting conditions or subject to Transfer limitations pursuant to this Agreement) in whole or in part (the “Redemption Right”) at any time and from time to time. A Member desiring to exercise its Redemption Right (a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company, with a copy to PubCo. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than two (2) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, that the Redemption Notice may specify that the Redemption is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Share Settlement into which the Redeemed Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Share Settlement would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided, further that the Redeeming Member may withdraw or amend a Redemption Notice, in whole or in part, prior to the effectiveness of the Redemption, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Redemption Date (or any such later time as may be required by Law) by delivery of a written notice of withdrawal to the Company (with a copy to PubCo), specifying (1) the number of withdrawn Units, (2) if any, the number of Units as to which the Redemption Notice remains in effect and (3) if the Redeeming Member so determines, a new Redemption Date or any other new or revised information permitted in the Redemption Notice. Following receipt of the Redemption Notice, and in any event at least one (1) Business Days prior to the Redemption Date, PubCo shall deliver to the Redeeming Member a notice, specifying whether it elects (which shall be determined solely by the independent directors of PubCo (within the meaning of the rules of the Nasdaq Stock Market) who are disinterested) to settle the Redemption with a Share Settlement or a Cash Settlement (an “Election Notice”). If the Election Notice specifies a Cash Settlement, then on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i)              PubCo shall contribute the proceeds of the Cash Settlement to the Company in exchange for a number of Common Units equal to the number of Redeemed Units (and for the avoidance of doubt, PubCo shall be permitted to elect a Cash Settlement only if such Cash Settlement is fully paid with cash proceeds from the issuance and sale by PubCo of a number of shares of Class A Common Stock equal to the number of Redeemed Units to be redeemed with such Cash Settlement, which amount is contributed to the Company by PubCo substantially contemporaneously with the payment of such Cash Settlement); provided, that notwithstanding anything to the contrary in this Agreement, (x) PubCo shall be obligated to contribute to the Company only an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from such issuance and sale by PubCo of such shares of Class A Common Stock and (y) PubCo’s Capital Account shall be increased by an amount that includes any such underwriters’ discounts or commissions and brokers’ fees or commissions relating to such issuance and sale of shares of Class A Common Stock by PubCo;

(ii)             the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company, and (y) an equal number of shares of Class B Common Stock to PubCo;

(iii)            the Company shall (x) cancel the Redeemed Units, (y) pay to the Redeeming Member the applicable Cash Settlement, and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01(a) and the Redeemed Units; and

(iv)           PubCo shall cancel and retire for no consideration the shares of Class B Common Stock that were Transferred to PubCo pursuant to Section 9.01(a)(ii)(y) above.

(b)            If the Election Notice specifies a Share Settlement, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i)              any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii)             PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii)            PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv)            PubCo shall have disclosed in good faith to such Redeeming Member any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and PubCo does not permit such disclosure);

(v)             any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi)            there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii)           there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption; or

(viii)          PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix)            the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period.

(c)            If the Election Notice specifies a Share Settlement, unless the Redeeming Member has revoked the applicable Redemption as provided in Section 9.01(b), PubCo shall settle such Redemption on the Redemption Date by Transferring the Share Settlement directly to the Redeeming Member in exchange for the Redeemed Units (a “Direct Redemption”). In connection with a Direct Redemption, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date), (1) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Units and an equal number of shares of Class B Common Stock to PubCo; (2) PubCo shall Transfer to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) the Share Settlement; (3) PubCo shall cancel and retire for no consideration such shares of Class B Common Stock and (4) the Company shall register PubCo as the owner of the Redeemed Units and, if the Redeemed Units are certificated, shall issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (1) of this Section 9.01(c) and the Redeemed Units. In furtherance of the foregoing, each of the Company, and the Redeeming Member shall take all actions reasonably requested by PubCo to effect the transactions contemplated by this Section 9.01(c), including executing and delivering any document reasonably requested by PubCo in connection therewith.

(d)           The number of shares of Class A Common Stock applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of dividends previously paid with respect to Class A Common Stock or cash or cash equivalents held by PubCo or on account of Tax Distributions previously paid by the Company in respect of the Redeemed Units; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(e)            In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

Section 9.02          Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.

(a)            At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in a Redemption such number of shares of Class A Common Stock as shall be issuable upon any such Redemption; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo). PubCo shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption in which a Share Settlement is made, to the extent a registration statement is effective and available for such shares. PubCo shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). PubCo covenants that all Class A Common Stock issued upon a Redemption in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b)            Subject to the terms of the Registration Rights Agreement, PubCo covenants and agrees to deliver shares of the Share Settlement, if requested, pursuant to an effective registration statement under the Securities Act with respect to any Redemption to the extent that a registration statement is effective and available for such shares. In the event that any Redemption in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Redeeming Member requesting such Redemption, PubCo and the Company shall use reasonable best efforts to promptly facilitate such Redemption pursuant to an available exemption from such registration requirements.

(c)            PubCo agrees that it has taken all or will take such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by the PubCo Board.

Section 9.03          Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption shall relieve such Redeeming Member of any prior breach of this Agreement.

Section 9.04          Tax Treatment. Unless otherwise required by Law, the parties hereto acknowledge and agree that any Redemption (whether effected with a Cash Settlement or a Share Settlement) shall be treated as a direct exchange between PubCo and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

Section 9.05          Other Redemption Matters.

(a)            Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement, the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) the number of the Share Settlement deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.

(b)           The shares of Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(c)           If (i) any shares of the Share Settlement may be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, PubCo, upon the written request of the Redeeming Member thereof shall promptly provide such Redeeming Member or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(d)           PubCo shall bear all of its own expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption; provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable. The Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).

Section 9.06          PubCo Change of Control; PubCo Approved Recap Transaction.

(a)            In connection with a PubCo Approved Change of Control, PubCo shall have the right, in its sole discretion, to require each Member (other than the AES Member or the Siemens Member, in each case, to the extent the Percentage Interest of such Member at the time in question is at least fifteen percent (15%)) to effect a Redemption of all or a portion of such Member’s and all other Members’ Units together with an equal number of shares of Class B Common Stock, pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash and securities of a successor entity that would be received by holders of shares of Class A Common Stock), mutatis mutandis, in accordance with the Redemption provisions of this Article IX (applied for this purpose as if PubCo had delivered an Election Notice that specified a Share Settlement with respect to such exchanges) and otherwise in accordance with this Section 9.06. Any such exchange pursuant to this Section 9.06(a) shall be effective immediately prior to the consummation of the PubCo Approved Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Approved Change of Control is not consummated) (the date of such exchange, the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and any shares of Class B Common Stock subject to such exchange shall be deemed to be transferred to PubCo on the Change of Control Exchange Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such exchange, and without limiting any rights in respect of the Tax Receivable Agreement). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such PubCo Approved Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Exchange Date, the participating Members shall take all actions reasonably requested by PubCo to effect such exchange, including taking any action and delivering any document required pursuant to this Section 9.06 to effect such exchange. In the case of any PubCo Approved Change of Control that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock in connection therewith.

(b)            In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to all or any portion of shares of PubCo’s issued and outstanding Class A Common Stock is proposed by PubCo or PubCo’s stockholders and approved by the PubCo Board, or is otherwise consented to or approved by the PubCo board of directors (a “PubCo Approved Recap Transaction”), PubCo shall provide written notice of the PubCo Approved Recap Transaction to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Approved Recap Transaction and (ii) ten (10) Business Days before the proposed date upon which the PubCo Approved Recap Transaction is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Recap Transaction, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Approved Recap Transaction, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the PubCo Approved Recap Transaction, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Recap Transaction, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such PubCo Approved Recap Transaction. The Members (other than PubCo) shall be permitted to participate in such offer by delivering a written notice of participation that is effective immediately prior to the consummation of such offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by PubCo. In the case of any PubCo Approved Recap Transaction that was initially proposed by PubCo, PubCo shall use its reasonable best efforts to enable and permit the Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock in connection therewith.

Article X.

LIMITATION ON LIABILITY, EXCULPATION
AND INDEMNIFICATION

Section 10.01        Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided, that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 10.02        Exculpation and Indemnification.

(a)            Subject to the duties of the Managing Member and the Officers set forth in Section 7.04 and any employment agreement and/or restrictive covenants agreement with the Company as in effect from time to time (collectively, the “Specified Covenants”), neither the Managing Member nor any other Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b)            A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c)            (i) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount is as a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company or (ii) results from its contractual obligations under any Transaction Document to be performed in a capacity other than as a Covered Person or results from a breach by such Covered Person of a Specified Covenant. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any Transaction Document), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company, or (y) as a result of any breach by such Covered Person of a Specified Covenant, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(i)              The obligations of the Company under this Section 10.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(ii)             Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (A) the Delaware Act, (B) this Agreement, (C) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (D) the Laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (E) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((A) through (E) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (z) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 10.02(c), entitled to enforce this Section 10.02(c) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 10.02(c) as though each such Controlled Entity was the “Company” under this Agreement. For purposes of this Section 10.02(c), the following terms shall have the following meanings:

 (A)            The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

 (B)            The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the Laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

Article XI.

DISSOLUTION AND TERMINATION

Section 11.01         Dissolution.

(a)            The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.

(b)            No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to and in accordance with the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c)           The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i)              the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;

(ii)             the decision of the Managing Member, together with any written approval of the AES Member and the Siemens Member required pursuant to the Stockholders Agreement, to dissolve the Company; or

(iii)            the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

Except as otherwise set forth in this Article XI, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement. The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i), (ii) and (iii) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d)           The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 11.02        Winding Up of the Company.

(a)           The Managing Member shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Managing Member shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b)           The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i)            first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii)            second, to the Members in the same manner as distributions under Section 5.03(b).

(a)           Distribution of Property. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 11.02(b), the liquidating trustee shall have the right to compel each Member, treating each such Member in a substantially similar manner, to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member), corresponding as nearly as possible to the distributions such Member would receive under Section 11.02(b) with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.

Section 11.03        Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XI, and the Certificate shall have been cancelled in the manner required by the Delaware Act.

Section 11.04        Survival. Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

Article XII.

MISCELLANEOUS

Section 12.01        Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 12.02        Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 12.03        Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address, facsimile number or e-mail address specified for such party on the Member Schedule hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.04         Binding Effect; Benefit; Assignment.

(a)            The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)            Except as provided in Article VIII, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Managing Member.

Section 12.05         Jurisdiction.

(a)            The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.03 shall be deemed effective service of process on such party.

(b)            EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “Process Agent”), WITH AN OFFICE AT 251 Little Falls Drive, Wilmington, DELAWARE 19808, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 12.03 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 12.06          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.07          Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.08          Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee-Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

Section 12.09          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 12.10         Amendment.

(a)            This Agreement can be amended at any time and from time to time by the written consent of the Managing Member; provided, however, that any proposed amendment that adversely modifies in any material respect the Common Units (or the rights, preferences or privileges of the Common Units) then held by any Members in any materially disproportionate manner to those then held by any other Members will require the prior written consent of a majority in interest of such disproportionately affected Member or Members; provided further, that notwithstanding the foregoing, no amendment, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Company, may adversely affect the rights in any material respect of (i) the AES Member without the consent of the AES Member or (ii) the Siemens Member without the consent of the Siemens Member. For the avoidance of doubt, the Managing Member, acting alone, may amend this Agreement, including the Schedule of Members, to reflect to reflect the admission of new Members or Transfers of Units, each as provided by and in accordance with, the terms of this Agreement.

(b)            No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.11         Confidentiality.

(a)            Each of the Members (other than PubCo) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Managing Member. “Confidential Information” as used herein includes all non-public information concerning the Company or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to each Member to which these provisions apply, Confidential Information does not include information or material that: (a) is rightfully in the possession of such Member at the time of disclosure by the Company; (b) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of PubCo, or any other Officer designated by the Managing Member; (d) is disclosed to such Member or their representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

(b)            Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 12.11 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 12.11).

(c)            Notwithstanding Section 12.11(a) or Section 12.11(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement). Notwithstanding any of the foregoing, nothing in this Section 12.11 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

Section 12.12         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the Laws of any other State.

Section 12.13          No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 12.14          Attorney-In-Fact. Each Member (other than any Member that is entitled to appoint a director to the PubCo Board) hereby appoints the Company as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to the execute and deliver in such Member’s name and on its behalf any amendment of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each such Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 12.15          Immunity Waiver. Each Member acknowledges that it is a commercial entity and is a separate entity distinct from its ultimate shareholders and/or the executive organs of the government of any state and is capable of suing and being sued. The entry by each Member into this Agreement constitutes, and the exercise by each Member of its respective rights and performance of its respective obligations hereunder will constitute, private and commercial acts performed for private and commercial purposes that shall not be deemed as being entered into in the exercise of any public function.

Section 12.16          Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Member or other party or third-party beneficiary specified in Section 12.08 will be irreparably damaged and will not have an adequate remedy at Law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Company or Members shall raise the defense that there is an adequate remedy at Law.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Limited Liability Company Agreement to be duly executed as of the day and year first written above.

FLUENCE ENERGY, LLC

By:	/s/ Manuel Perez Dubuc
Name:	Manuel Perez Dubuc
Title:	Chief Executive Officer

FLUENCE ENERGY, INC.

By:	/s/ Manuel Perez Dubuc
Name:	Manuel Perez Dubuc
Title:	Chief Executive Officer

AES GRID STABILITY, LLC

By:	/s/ J. Chris Shelton
Name:	J. Chris Shelton
Title:	President

SIEMENS INDUSTRY, INC.

By:	/s/ Ruth Gratzke
Name:	Ruth Gratzke
Title:	Chief Executive Officer

By:	/s/ Marsha Smith
Name:	Marsha Smith
Title:	Chief Financial Officer

[Signature Page to the Third Amended and Restated
Limited Liability Company Agreement of Fluence Energy, LLC]

Schedule A

SCHEDULE OF MEMBERS

Name and Address of Member	Number of Original Units	Number of Common Units
AES Grid Stability, LLC 4300 Wilson Boulevard Suite 1100 Arlington, VA 22203 Attention: Paul Freedman, General Counsel of The AES Corporation Email: paul.freedman@aes.com	3,960,000 Class A Units	58,586,695 Common Units
Siemens Industry, Inc. 4800 North Point Parkway Alpharetta, GA 30005 Attention: Craig Langley Email: langley.craig@siemens.com	3,960,000 Class A Units	58,586,695 Common Units
Fluence Energy, Inc. 4601 N. Fairfax Drive, Suite 600 Arlington, VA 22203 Attention: Manuel Perez Dubuc Email: manuel.perez@fluenceenergy.com	-	49,493,275 Common Units